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                                                                   EXHIBIT 10.22

                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                            Under 17 C.F.R. (S)(S) 200.80(b)(4),
                                                            200.83 and 240.24B-2

                           RESTATED LICENSE AGREEMENT

         This Restated License Agreement (the "Agreement") is entered into as of November 13, 2001 by and between Pierre Fabre Medicament, organized under the laws of France having an address of 45, place Abel-Gance, 92654 Boulogne cedex, France ("Pierre Fabre"), and Cypress Bioscience, Inc., a Delaware corporation having an address of 4350 Executive Drive, Suite 325, San Diego, CA 92121, U.S.A. ("Cypress") and amends and restates in its entirety the License Agreement between Pierre Fabre and Cypress dated August 1, 2001 (the "Effective Date").

                                    Recitals

         Whereas, Pierre Fabre owns or controls certain patents and valuable know-how related to the compound Milnacipran (as defined below) and the Licensed Product (as defined below) in the form of a IR Formulation (as defined below) and a SR Formulation (as defined below) that Cypress wishes to license;

         Whereas, Pierre Fabre has developed Milnacipran for the treatment of depression and currently markets itself or through licensees the IR Formulation in such indication in certain territories outside the United States;

         Whereas, Pierre Fabre has also conducted a development program on the SR Formulation, which formulation is not commercialized;

         Whereas, Cypress which is currently developing know-how and expertise in FMS (as defined below) with the objective of becoming the leading company in North America for the development and commercialization of pharmaceutical products for the prevention and treatment of FMS, has expressed an interest in developing, registering, manufacturing and marketing the Licensed Product in the Field (as defined below) in the Licensed Territory (as defined below);

         Whereas, Pierre Fabre agrees to grant Cypress a license of Pierre Fabre Patents and Know-How (as defined below) to develop, register, manufacture from the API purchased from Pierre Fabre, use, distribute, sell, offer for sale and have sold and import the Licensed Product in the Field with an option for Cypress to acquire a license for Other Indications (as defined below) in the Licensed Territory; and

         Whereas, Pierre Fabre agrees to grant Cypress a license to certain trademarks pursuant to a Trademark License Agreement between Cypress and Pierre Fabre of even date herewith.

         Now, Therefore, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Definitions

         1.1 "Affiliate" shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For this purpose, the term "control" shall mean the direct or indirect ownership of fifty percent (50%) of the voting stock of that corporation, or in the

                                       1.

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absence of ownership of at least fifty percent (50%) of the voting stock of that corporation, the power, directly or indirectly to cause the direction of the management and policies of such corporation.

         1.2 "API" shall mean the active pharmaceutical ingredient Milnacipran contained in the Licensed Product.

         1.3  "Approval Items" shall have the meaning set forth in Section
9.2(d).

         1.4  "Bottom Price" shall have the meaning set forth in Section 7.2.

         1.5 "Bulk Licensed Product" shall mean the Licensed Product in final dosage form using Pierre Fabre's formulation or any Cypress Formulation and "Finished Licensed Product" shall mean the Licensed Product in final dosage form including primary and secondary packaging and ready for use by the ultimate consumer.

         1.6 "Change in Control" shall have the meaning set forth in Section 16.6(b).

         1.7 "Commencement of Phase II or Phase III Clinical Trials" shall mean the date on which the first patient is enrolled for the applicable clinical trial.

         1.8  "Confidential Information" shall have the meaning set forth in
Section 13.1.

         1.9 "Cypress Information" shall mean all data and Information developed or acquired by or for Cypress, its Affiliates and permitted sub-licensees and used by Cypress, its Affiliates and sub-licensees in filing for any Regulatory Approvals for the Licensed Products and marketing the Licensed Product in the Licensed Territory.

         1.10 "Cypress Formulations" shall mean all new formulations of the Licensed Product developed or acquired by or for Cypress, its Affiliates and permitted sub-licensees other than the existing IR Formulation and the SR Formulation that have been developed by Pierre Fabre prior to the Effective Date, excluding however any minor improvements thereto.

         1.11 "Development Plan" shall mean the development plan relating to the development of the Licensed Product in the Field attached in Exhibit C hereto and made a part hereof.

         1.12 "Early Termination" shall have the meaning set forth in Section 14.3(b).

         1.13 "Effective Date" shall have the meaning set forth in the introductory paragraph.

         1.14 "Extended Territory" shall have the meaning set forth in Section 2.2.

         1.15  "FDA" shall mean the United States Food and Drug Administration.

         1.16  "Field" shall mean FMS and related chronic pain syndromes.

         1.17 "FMS" shall mean the prevention and treatment of fibromyalgia syndrome.

                                       2.

         1.18 "IND" shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing necessary to commence human clinical trials in another country or other jurisdiction, as applicable.

         1.19 "IND Clearance Date" shall have the meaning set forth in Section 3.1(a).

         1.20 "Indemnifing Party" shall have the meaning set forth in Section 15.2.

         1.21 "Information" shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, manufacturing processes, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions and software, (b) compounds, compositions of matter, cells, cell lines, assays, and physical, biological or chemical material, and (c) marketing data, including clinical studies designed to support promotional efforts, relating to API or to the Licensed Product in any indication.

         1.22 "Initial IND" shall have the meaning set forth in Section 3.1(a).

         1.23 "License Term" shall have the meaning set forth in Section 14.1.

         1.24 "Licensed Product" shall mean any product containing Milnacipran as an active ingredient, in any formulation and through any mode of administration, that incorporates or uses the Licensed Technology or the manufacture, use or sale of which is within the scope of any claim of the Pierre Fabre Patents. The Licensed Product includes the following formulations developed by Pierre Fabre prior to the Effective Date:

              (i) the immediate release formulation in capsule form containing 25 mg and 50 mg of Milnacipran (the "IR Formulation"), and

              (ii) the slow release formulation covered by Pierre Fabre Patents containing 120 mg of Milnacipran (the "SR Formulation").

         1.25 "Licensed Technology" shall mean the Pierre Fabre Patents and the Pierre Fabre Know-How.

         1.26 "Licensed Territory" shall mean the United States of America, its territories and possessions and Canada and, if extended pursuant to Section 2.2, countries that are members of the European Union and Japan.

         1.27 "Losses" shall have the meaning set forth in Section 15.1(a).

         1.28 "Major European Countries" shall mean the United Kingdom, France, Italy, Germany, Spain and Scandinavia (Denmark, Finland, Norway and Sweden).

         1.29 "Manufacturing Know-How" shall mean all data, Information and know-how in the possession of Pierre Fabre prior to the Effective Date or developed or acquired by or for Pierre Fabre during the License Term relating to the manufacture of the API.

                                       3.

         1.30 "Milnacipran" shall mean the substance known as milnacipran.

         1.31 "Minimum Sales" shall have the meaning set forth in Section
5.3(b).

         1.32 "NDA" shall mean a New Drug Application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing, including all documents, data and other information concerning a pharmaceutical product that are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

         1.33 "Negotiation Period" shall have the meaning set forth in Section 2.1(b).

         1.34 "Net Selling Price" shall mean on a country by country basis the price invoiced by Pierre Fabre or Cypress, as applicable, or their respective Affiliates or sublicensees from a Third Party which is not an Affiliate or sublicensee of the selling party (unless such Affiliate or sublicensee is the final user of and does not further sell such product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party in an arm's-length transaction) for sales of any Licensed Product to such Third Parties less the following items, as allocable to such Licensed Product:
(i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Pierre Fabre's or Cypress' or its Affiliate's or sublicensee's gross negligence, willful misconduct or fraud), (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) government mandated rebates. "Average Net Selling Price" shall mean the weighted average Net Selling Price of the Licensed Product in the Licensed Territory or in the Rest of the World as applicable. "Net Sales" shall mean the amount equal to the total units invoiced by Pierre Fabre or Cypress, as applicable or their respective Affiliates or sublicensees from a Third Party which is not an Affiliate or sublicensee of the selling party at the actual Net Selling Price.

         1.35 "Notice" shall have the meaning set forth in Section 2.4(c).

         1.36 "Option" shall have the meaning set forth in Section 2.4(a).

         1.37 "Option Period" shall have the meaning set forth in Section
2.4(a).

         1.38 "Original Notice" shall have the meaning set forth in Section 2.1(b).

         1.39 "Other Indications" shall mean all indications other than those defined as the Field.

         1.40 "Patent" shall mean (a) valid and enforceable patents, re-examinations, reissues, renewals, confirmations, extensions (including supplemental protection certificates) and term restorations, and (b) pending applications for patents, including, without limitation, continuations, continuations-in-part, provisionals, divisionals and substitute applications, including, without limitation, inventors' certificates.

                                       4.

         1.41 "Phase II Clinical Trials" shall mean those trials on sufficient numbers of patients that are designed to establish the safety and biological activity of a drug for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, as further defined in Federal Regulation 21 C.F.R. 312.21.

         1.42 "Phase III Clinical Trials" shall mean those trials on sufficient numbers of patients that are designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and supporting Regulatory Approval of such drug or label expansion of such drug, as further defined in Federal Regulation 21 C.F.R. 312.21.

         1.43 "Pierre Fabre Know-How" shall mean Information that is controlled by Pierre Fabre or its Affiliates (with the right to license or sublicense) that is not covered by the Pierre Fabre Patents but is related to the API or the Licensed Product. The Pierre Fabre Know-How includes, without limitation, the Information described on Exhibit A. Pierre Fabre Know-How shall exclude Manufacturing Know-How, subject to the terms of the Supply Agreement.

         1.44 "Pierre Fabre Patents" shall mean all Patents controlled by Pierre Fabre or any of its Affiliates (with the right to license or sublicense) that are necessary or useful for the development, manufacture or commercialization of Milnacipran and the Licensed Product in the Licensed Territory. The Pierre Fabre Patents include, without limitation, the Patents set forth on Exhibit B.

         1.45 "Proposed License" shall have the meaning set forth in Section 2.4(c).

         1.46 "Reference Period" shall have the meaning set forth in Section 5.3(b).

         1.47 "Regulatory Approval" shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of health/regulatory authorities or any country, federal, state or local regulatory agency, department, bureau or other government entity that is legally required or necessary from an economic point of view for the manufacture, use, storage, import, transport and/or sale of a Licensed Product in such jurisdiction.

         1.48 "Rest of the World" shall mean the entire world excluding the Licensed Territory.

         1.49 "Right of First Refusal" shall have the meaning set forth in
Section 2.4(d).

         1.50 "Second Reference Period" shall have the meaning set forth in
Section 5.3(b).

         1.51 "Selection Criteria" shall have the meaning set forth in Section 4.2.

         1.52 "SNRI product" shall mean any serotonin norepinephrine reuptake inhibitor product, meaning an agent whose sole mode of action (including major metabolites) is through the selective reuptake inhibition of the two monoamines, serotonin (5-HT) and norepinephrine (NA). The sole mode of action means a low binding affinity (>1000nM) on standard assays for dopamine D1- and D2 class; serotonergic 1, 2, and 3 class; adrenergic alpha and beta; cholinergic nicotinic and muscarinic; glutamatergic AMPA, Kainate, NMDA, and metabotropic;

                                       5.

and histaminegic 1- and 2-class receptors. The agent should also not effect MAO-A and -B enzyme activity. The IC50 or KI of in vivo reuptake inhibition for NA and 5-HT must be both *1000nM, while the selectivity ratio for 5-HT and NA (i.e., IC50 or KI of 5-HT in vivo reuptake inhibition divided by that of NA) must range between 0.2 and 5. Similarly, the IC50 of KI of in vivo reuptake inhibition for dopamine must be **1000 nM, with a selectivity ratio for dopamine vs. NA or 5-HT of **50. Finally, the agent must not effect the release of the amines, including 5-HT, NA and dopamine.

         1.53 "Supply Agreement" shall have the meaning set forth in Section
7.3.

         1.54 "Steering Committee" shall have the meaning set forth in Section 9.1.

         1.55 "Third Party" shall mean any entity other than Cypress or Pierre Fabre or an Affiliate of Cypress or Pierre Fabre.

         1.56 "Trademarks" shall have the meaning set forth in the Trademark License Agreement dated as of the Effective Date and entered into between Cypress and Pierre Fabre.

         1.57 "Trial Period" shall have the meaning set forth in Section 5.3(b).

2.       License Grants

         2.1 License Grant by Pierre Fabre.

             (a) Pierre Fabre hereby grants to Cypress during the License Term, an exclusive license, with the right to sublicense, under the Licensed Technology to develop, register, use, distribute, sell, offer for sale, have sold and import the Licensed Product in the Licensed Territory in the Field. Pierre Fabre further grants Cypress a license to use Pierre Fabre Know-How and Pierre Fabre Patents, to the extent necessary to formulate or have the API formulated into Bulk Licensed Product and package Bulk Licensed Product into Finished Licensed Product, solely for sale of Licensed Product by Cypress in the Licensed Territory.

             (b) Cypress shall have the right to sub-license the rights granted under Section 2.1 above after due consultation with Pierre Fabre; provided, that, should Cypress decide to appoint a sub-licensee for the development, registration, marketing and sale of the Licensed Product in the Field in the Licensed Territory, then Cypress shall provide Pierre Fabre with written notice thereof (the "Original Notice") and hereby grants Pierre Fabre a right of first discussion to take such license if at that time, Pierre Fabre has an Affiliate in the Licensed Territory, and upon Pierre Fabre's request, shall enter into good faith negotiations with Pierre Fabre to grant Pierre Fabre marketing rights to the Licensed Product in the Field in the Licensed Territory. If Pierre Fabre does not notify Cypress of its interest in sublicensing the Licensed Product, in the Licensed Territory in the Field within 30 days from receipt of the Original Notice, then Cypress shall be free to appoint a Third Party as sub-licensee for the development, registration, marketing and sale of the Licensed Product in the Field in the Licensed Territory. In the event that Pierre Fabre is interested in obtaining such a license, it shall notify Cypress in writing within 30 days after receipt of the Original Notice whereupon the parties shall negotiate in good faith for up to two months (the "Negotiation Period") from the date of the Original Notice. If the parties fail to enter into a definitive agreement granting Pierre Fabre such rights within such two-month

*  = less than
** = greater than

                                       6.

negotiation period despite mutual efforts made by both parties to reach an agreement, it shall be deemed to constitute rejection by Pierre Fabre of such right and then Cypress shall be free to appoint a Third Party as sub-licensee pursuant to the sublicense rights granted pursuant to Section 2.1(a) above. Pierre Fabre shall have no rights under this Section 2.1(b) if the Negotiation Period expires without Cypress and Pierre Fabre entering into a definitive agreement.

              (c) When selecting a sub-licensee, Cypress shall give appropriate consideration to the following, whether such sub-licensee has proven capabilities in clinical development, registrations and marketing of pharmaceutical drugs in the Licensed Territory and whether such sub-licensee will bring significant valuable skills, assets and resources to successfully develop and register the Licensed Product in a timely manner and to maximize its commercial potential in the Field in the Licensed Territory.

              (d) It shall be Cypress' sole responsibility to ensure that the sub-licensee(s) fully comply with all the terms and conditions described in this Agreement, the Trademark License Agreement and the Supply Agreement.

         2.2 Extension of the Licensed Territory. In the event that Pierre Fabre or any of its Affiliates or licensees does not submit an application (in a reasonably acceptable format) for Regulatory Approval of a Licensed Product in the Field in either (1) all the Major European Countries and Japan, or (2) the European Union and Japan, and have in place a commercialization plan for such Licensed Product in the Field in these territories within [...***...] after Cypress files an NDA for any Licensed Product in the Field in the United States (so long as such NDA filing includes data and information that is sufficient for filing in the applicable territories described above), the Licensed Territory will automatically be extended to include the European Union and Japan (the "Extended Territory"). In the event that the Licensed Territory is extended under this Section 2.2, Pierre Fabre will retain the following rights:

              (a) a right to supply Cypress with Bulk Licensed Product or Finished Licensed Product for the Extended Territory as long as the Bulk Licensed Product and the Finished Licensed Product embodies a Pierre Fabre's formulation, subject to Section 7.1;

              (b) a right to co-market the Licensed Product in the Field under a different trademark from the Trademark in any of those territories within the European Union, in which it then has active sales and marketing sales forces for any product; and

              (c) a right to co-market the Licensed Product in Japan through a local Japanese partner under a trademark different from the Trademark.

         2.3 Rights Retained by Pierre Fabre. Pierre Fabre shall retain the following rights:

              (a) the exclusive worldwide right under the Licensed Technology to make and have made API;

                                               *Confidential Treatment Requested

                                       7.

              (b) the exclusive worldwide right under the Licensed Technology to make and have made the Licensed Product using the IR Formulation and/or the SR Formulation for the Rest of the World, subject to the terms of the purchase and Supply Agreement; and

              (c) the exclusive right under the Licensed Technology to use, distribute, sell, offer for sale, have sold and import the Licensed Product in the Rest of the World in the Field and worldwide for the Other Indications, subject to Section 2.4.

         2.4  Option; Right of First Refusal.

              (a) During the period from the Effective Date until [...***...] (the "Option Period"), Pierre Fabre grants to Cypress the non-exclusive option to acquire an exclusive license, with the right to sublicense to multiple Third Parties, under the Licensed Technology to develop, register, manufacture, use, distribute, sell, offer for sale and have sold the Licensed Product in the Licensed Territory for the Other Indications (the "Option"). Cypress may exercise the Option at any time during the Option Period upon written notice to Pierre Fabre. In the event that Cypress exercises the Option, Cypress and Pierre Fabre will negotiate in good faith the terms of such license for the Other Indications.

              (b) During the Option Period, in the event that Pierre Fabre identifies a Third Party and negotiates with such Third Party the terms of a license to the Licensed Products for any of the Other Indications, Pierre Fabre shall first notify Cypress (a "Notice"). Each Notice shall contain the identity of the proposed licensee and all material terms of the proposed license, including, without limitation, a copy of the written proposal received, the purchase price and terms of payment and the date and place of the proposed closing of the transaction (the "Proposed License").

              (c) Cypress shall have the exclusive right for a period of [...***...] from receipt of the Notice to elect to enter into the Proposed License on the same financial terms and subject to the same material terms and conditions as described in the Notice (the "Right of First Refusal"). Cypress may exercise such Right of First Refusal by notifying Pierre Fabre in writing before expiration of the [...***...] period. If Cypress gives Pierre Fabre notice that it desires to enter into the Proposed License, then the closing shall take place at a place agreed upon between the parties, which shall be no later than the later of (i) [...***...] after Cypress' receipt of the Notice or
(ii) the date contemplated in the Notice for the closing with the Third Party.

              (d) To the extent that Cypress has not exercised its Right of First Refusal as to the Proposed License within the time period specified above, then Pierre Fabre shall be free to enter into the Proposed License with the identified Third Party on the same terms and conditions as outlined in the Notice.

3.       Development and Registration

         3.1 Development Activities - transfer and obtaining of the IND. Cypress shall use commercially reasonable efforts to develop the Licensed Product in the Licensed Territory at its own expense, and in accordance with the initial development plan, which is summarized on Exhibit C, as may be amended from time to time (subject to Steering Committee approval of items in Section 9.2(d)). Cypress shall also use commercially reasonable efforts to achieve the

                                               *Confidential Treatment Requested

                                       8.

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following events with respect to a Licensed Product in the Field in the
United States by the time set forth opposite each such event; provided that the timelines described below set forth on the following assumptions:

              (a) Cypress has filed an IND for the IR Formulation or the SR Formulation (the "Initial IND") in the United States and either (i) 30 days has lapsed after the filing of the Initial IND and the FDA has not placed a hold on the Initial IND or (ii) if the FDA placed a hold on the Initial IND during the 30-day period after filing of the Initial IND, the FDA has removed any hold on the Initial IND (the date specified in subsection (i) or (ii), as applicable, being referred to herein as the "IND Clearance Date"). Consequently the timelines below will be subject to adjustment as determined by the Steering Committee if any formulation other than the IR Formulation and the SR Formulation is used. The timelines for the following events begin on the first day following the IND Clearance Date:

              (b) Commencement of Phase II Clinical Trial within [...***...] after the IND Clearance Date.

              (c) Commencement of Phase III Clinical Trial within [...***...] after the IND Clearance Date.

              (d) NDA filing both in the United States and Canada within [...***...] after the IND Clearance Date.

         3.2 Filing of the Initial IND. Within 60 days following the Effective Date, Pierre Fabre will take all necessary steps to provide to Cypress the IND for Milnacipran filed with the FDA in the United States (No. 37,072) and shall use commercially reasonable efforts to assist Cypress in filing the Initial IND. In addition, and as far as it has not already done during the due-diligence process carried out by Cypress prior to the Effective Date, Pierre Fabre shall use commercially reasonable efforts to provide to Cypress any additional available Pierre Fabre Know-How requested by Cypress which Cypress deem useful for the submission of the Initial IND. Based on Pierre Fabre Know-How received prior to the Effective Date and hereunder, Cypress shall prepare and submit to the FDA the Initial IND on or before [...***...] and shall use all commercially reasonable efforts to cause the IND Clearance Date to occur promptly and in any event within [...***...] from the date of the submission of the Initial IND. In addition, Pierre Fabre shall render reasonable assistance to Cypress in preparing and submitting any data or documentation that may be required to submit the Initial IND. If the Licensed Territory is extended pursuant to
Section 2.2, Pierre Fabre will promptly transfer to Cypress, any other INDs for Milnacipran, if any, filed by Pierre Fabre in any other countries in the Licensed Territory as requested by Cypress.

         3.3 Registration Activities. In conducting registration activities, Cypress shall use commercially reasonable efforts to obtain in a timely manner NDA approvals and subsequently all additional necessary price and reimbursement approvals by the health/regulatory authorities of the Licensed Territory; provided, however that the parties acknowledge that such price and reimbursement approvals may not be granted. Cypress shall also keep Pierre Fabre fully informed of the registration process through the Steering Committee and upon request of Pierre Fabre, shall allow Pierre Fabre representatives to participate in substantive meetings with the

                                               *Confidential Treatment Requested

                                       9.

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health/regulatory authorities of the Licensed Territory, if permitted by such health/regulatory authorities.

         3.4 Pre-marketing Activities. During the development of the Licensed Product and until Cypress commences commercialization of the Licensed Product in the Field, Cypress shall conduct pre-marketing activities as determined by Cypress with input from the Steering Committee to ensure successful launch of the Licensed Product in the Licensed Territory.

         3.5 Commercially reasonable efforts. As used herein, the term "commercially reasonable efforts" shall mean that the parties shall conform to trade standards of diligence in fulfilling their obligations under this Section 3, consistent with those used in the pharmaceutical industry for the research and development of compounds having comparable commercial potential.

4.       Right to Use Cypress Information and Cypress Formulations

         4.1 Access to Cypress Information. Cypress Information derived from Cypress and its Affiliates or permitted sub-licensees' development, marketing and other permitted activities under and during the License Term with respect to the Licensed Product and all intellectual property rights in connection therewith, if any, shall be the sole property of Cypress or of its Affiliates or sub-licensees'; provided, that Pierre Fabre and its Affiliates and sub-licensees are hereby granted an exclusive right (subject to section 2.2 herein above) to use the same with respect to the Licensed Product in the Rest of the World during the License Term and after the expiration of the License Term.

              (a) If Cypress Information is developed using the IR Formulation or the SR Formulation, then in consideration of the rights granted hereunder, Pierre Fabre shall pay a [...***...] royalty of Net Sales of the Licensed Product sold by Pierre Fabre, its Affiliates or sub-licensees in the Rest of the World in the Field during a ten (10) year period after the first commercial sale of the Licensed Product in the Field made by Pierre Fabre, its Affiliates or sub-licensees in the first country of the Rest of the World. During the License Term, Cypress shall regularly provide Pierre Fabre with up-dated Cypress Information through the Steering Committee.

              (b) If Cypress Information is developed using a Cypress Formulation, then the royalty to be paid by Pierre Fabre in consideration of the rights granted hereunder shall be included in the overall economic discussion which will take place as indicated in Section 4.2.

         4.2 Cypress Proprietary Formulations. Pierre Fabre agrees that the license granted to Cypress pursuant to Section 2.1 provides Cypress with the right to develop Cypress Formulations, subject to the following. The Steering Committee will establish business and technical criteria ("Selection Criteria") to be used by Cypress in determining whether a Cypress Formulation should be used instead of the IR Formulation or SR Formulation. Should the IR Formulation and SR Formulation fail to conform to the Selection Criteria, and should Cypress decide to develop any Cypress Formulation, Cypress will then notify Pierre Fabre of such Cypress Formulations, and the parties will negotiate in good faith the grant by Cypress of an exclusive license to Pierre Fabre, its Affiliates and sub-licensees to register, market and sell such

                                               *Confidential Treatment Requested

                                      10.

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Cypress Formulations for the Rest of the World on commercially reasonable terms.
Cypress will own and control any intellectual property claiming Cypress Formulations.

5.   TRADEMARK - Marketing - Sales Promotion - Non Competition

     5.1 Trademark - Trade dress Marking. In the Licensed Territory, the Licensed Product will be sold by Cypress, its Affiliates and sub-licensees exclusively under the Trademark. Terms and conditions of use of the Trademark by Cypress, its Affiliates and sub-licensees are set forth in the Trademark License Agreement. The Licensed Product will be marketed by Cypress and its permitted sub-licensees in the Licensed Territory under Cypress or Cypress sub-licensees trade dress which shall include the notice "Licensed from PIERRE FABRE" in a legible manner on all packaging, leaflets, documents, congress materials and generally in association with the reference to the Licensed Product and the Trademark, so far as this is acceptable under applicable laws and regulations in the Licensed Territory.

     5.2 Responsibility for Launch, Promoting and Distributing the Licensed Product. Cypress and its permitted sublicensees shall be solely responsible for the launch, promotion and distribution of the Licensed Product in the Licensed Territory. All costs associated therewith shall be borne by Cypress and its permitted sublicensees. The launch of the Licensed Product by Cypress or its permitted sublicensee shall take place within no more than six months following NDA Approval in each country of the Licensed Territory. No later than the NDA filing for the Licensed Product in the United States, Cypress shall prepare and submit to the Steering Committee for review and comments a three years rolling marketing and commercial plan for the Licensed Product in the Field in the Licensed Territory which will include marketing strategy, sales forecasts, minimum sales efforts and promotional commitments and such plan shall be amended from time to time.

     5.3 Sales Forecasts and Minimum Sales. During the License Term, Cypress commits to procure sales, create a demand and continuously develop the sales of the Licensed Product in the Field in the Licensed Territory in the most effective manner and by all suitable and adequate means.

          (a) Sales Forecasts. No later than NDA filing for the Licensed Product in the United States, Cypress and Pierre Fabre will discuss sales forecasts to be achieved by Cypress and its permitted sublicensee with the Licensed Product in the Field in the Licensed Territory during the License Term. Such sales forecasts will be based on factors determined by Cypress in consultation with the Steering Committee, including factors such as, projected sales of the Licensed Product in the Field, whether or not the Licensed Product will be marketed for any Other Indications, price positioning, foreseeable market trends and competition.

          (b) Minimum Sales.

               (i) In the event that Cypress and its permitted sub-licensee fail to reach at least [...***...] of the sales forecasts of Licensed Product agreed pursuant to section 5.3(a) (the "Minimum Sales") during [...***...] consecutive years and Cypress has otherwise met its obligations with respect to the minimum sales efforts set forth in the marketing plan such as marketing, promotional and sales force investments as approved by the Steering Committee, then Cypress shall have [...***...] within which to try to meet the Minimum Sales. If at the end

                                               *Confidential Treatment Requested

                                      11.

of such [...***...], Cypress has not achieved the Minimum Sales, then Pierre Fabre will have the option in its sole discretion to convert the exclusive license granted under Section 2.1 to a non exclusive license; provided, however, that Cypress shall first have the option to maintain the rights granted under section 2.1 for one non renewable additional period of one year (the "Trial Period") by paying to Pierre Fabre a compensation corresponding to [...***...] of the difference between the Minimum Sales agreed for such [...***...] year period (the "Reference Period") and the actual sales achieved by Cypress and its sub-licensees during the Reference Period valued at [...***...] of the Average Net Selling Price. The payment of the above compensation shall be made by Cypress within [...***...] following the end of the Reference Period. If at the end of the Trial Period, Cypress has again not achieved the Minimum Sales, then Pierre Fabre shall have the option in its sole discretion to convert the exclusive license granted under Section 2.1 to a non exclusive license or to terminate the Agreement.

               (ii) In the event that Cypress and its permitted sub-licensee fail to reach the Minimum Sales during [...***...] consecutive years and Cypress has not otherwise met its obligations with respect to the minimum sales efforts set forth in the marketing plan, then Pierre Fabre will have the option in its sole discretion to convert the exclusive license granted under Section 2.1 to a non exclusive license or to terminate the Agreement; provided, however, Cypress shall first have the option to maintain the rights granted under Section 2.1 for a Trial Period as defined in the above paragraph (i) by paying to Pierre Fabre compensation corresponding to the difference between the Minimum Sales agreed for such [...***...] (the "Second Reference Period") and the actual sales achieved by Cypress and its sub-licensees during that Second Reference Period valued at [...***...] of the Average Net Selling Price The payment of the above compensation shall be made by Cypress within [...***...] following the end of the Second Reference Period. If at the end of the Trial Period, Cypress has again not achieved the Minimum Sales, then Pierre Fabre shall have the option in its sole discretion to convert the exclusive license granted under Section 2.1 to a non exclusive license or to terminate the Agreement.

     5.4 Non Competition. For the term of this Agreement, Cypress, its Affiliates and its permitted sub-licensees shall not register, market or sell any other [...***...] in the Licensed Territory in the Field unless otherwise agreed by Pierre Fabre.

6.   Up Front Fees, Milestone And Royalty Payments

     6.1 Up-Front fees and milestones payments. As partial consideration for Pierre Fabre's entering into this Agreement with Cypress and for the rights granted to Cypress on the Licensed Technology, Cypress shall pay to Pierre Fabre the following up-front fees and milestone payments:

     6.2 Up Front Fees. Cypress shall pay to Pierre Fabre $750,000 within 15 days following the Effective Date. In addition, within 15 days following the IND Clearance Date, Cypress shall pay Pierre Fabre $750,000. The up front fees shall not be refundable to Cypress.

     6.3 Milestone Payments. Within 15 days following the first occurrence of each of the events set forth below, Cypress shall pay to Pierre Fabre the milestone payments set forth below (whether such milestone is achieved by Cypress or by its sublicensee):

                                               *Confidential Treatment Requested

                                      12.

   --------------------------------------------------------------------------
     Milestone Event                                    Milestone Payment
   --------------------------------------------------------------------------
     [...***...]                                           [...***...]
   --------------------------------------------------------------------------
     [...***...]                                           [...***...]
   --------------------------------------------------------------------------
     [...***...]                                           [...***...]
   --------------------------------------------------------------------------
     [...***...]                                           [...***...]
   --------------------------------------------------------------------------

     The milestone payments shall not be refundable to Cypress.

     6.4 Royalties. As further consideration for the rights and licenses hereby granted to Cypress in respect of the Licensed Technology, Cypress shall pay Pierre Fabre the following royalty:

          (a) In consideration of the Pierre Fabre Patents, a royalty of [...***...] on the Net Sales of the Licensed Product made by Cypress, its Affiliates or sub-licensees in the Licensed Territory from the date of the first commercial sale until the last to expire of the Pierre Fabre Patents covering the Licensed Product, including the manufacturing process of Milnacipran or the formulation of the Licensed Product.

          (b) In consideration for the Pierre Fabre Know-How, a royalty of [...***...] on the Net Sales of the Licensed Product made by Cypress, its Affiliates or sub-licensees in the Licensed Territory from the date of the first commercial sale of the Licensed Product until the 10th anniversary of the date of the first commercial sale of the License Product.

7.   Supply of API and Transfer Price

     7.1 Supply by Pierre Fabre. Pierre Fabre agrees that it will manufacture and supply to Cypress such quantities of API as requested by Cypress. The parties agree that Pierre Fabre will be the exclusive supplier to Cypress of the API and Cypress agrees that during the License Term, it shall purchase all of its requirements for API from Pierre Fabre for clinical trials, samples and commercial sales. Pierre Fabre shall remain the exclusive supplier of API for Cypress as long as there is no generic competition in the Licensed Territory taking at least a [...***...] market share of the Licensed Product in the Field during [...***...]. Should any such generic competition appears in the Licensed Territory, then Pierre Fabre will remain Cypress' exclusive supplier of API, as long a Pierre Fabre can supply API to Cypress at a price no greater than [...***...] more than the price charged by a Third Party generic supplier of API. In the event Pierre Fabre is not able to provide the API at a price no greater than [...***...] more than the price charged by a Third Party generic supplier, Cypress may purchase API from Third Party suppliers; provided that the API supplied by such Third Party complies with API Specifications as defined in the Supply Agreement.

     7.2 Transfer Price. For API supplied by Pierre Fabre (other than for clinical trials). Cypress will pay to Pierre Fabre a transfer price, equal to [...***...] of the actual Average Net Selling Price of the Licensed Product in the Licensed Territory during each year. However,

                                               *Confidential Treatment Requested

                                      13.

since the actual Average Net Selling Price for the Licensed Territory will not be determinable when the quantities of API are shipped to Cypress, the parties agree that (i) all deliveries of API to be made during each calendar quarter will be invoiced on the basis of [...***...] of a tentative Average Net Selling Price that will be agreed between the parties 60 days before each calendar quarter, (ii) within 30 days from the end of each calendar quarter, once the actual Average Net Selling Price for the calendar quarter concerned is determined according to the provisions of Section 10, then a reconciliation will be made between (x) the total value of deliveries invoiced by Pierre Fabre at the tentative Average Net Selling Price and (y) the value of such deliveries at the actual Average Net Selling Price. Any difference in favor of Pierre Fabre will be subject to an invoice of Pierre Fabre and paid by Cypress within 30 days and any difference in favor of Cypress will be credited against next deliveries of API to be made by Pierre Fabre to Cypress. Notwithstanding the above, the transfer price to be paid by Cypress to Pierre Fabre for API shall under no circumstances be less than [...***...] per kilogram of API (the "Bottom Price"). Payments pursuant to this Section 7.2 and to Section 7.4 will be made by Cypress to Pierre Fabre within 60 days date of invoice.

     7.3 Supply Agreement. Cypress and Pierre Fabre agree that within six months of the Effective Date that they will enter into a purchase and supply agreement with respect to API in accordance with the terms set forth in this
Section 7 (the "Supply Agreement").

     7.4 Clinical Trial Supply. Pierre Fabre agrees to provide Cypress with API for all clinical trials of Licensed Products conducted by Cypress or its sublicensees in the Licensed Territory at [...***...]. Until the parties enter into the Supply Agreement, Pierre Fabre will manufacture API for clinical trials in accordance with Sections 7.5 through 7.10.

     7.5 Forecasts and Purchase Orders. Within [...***...] following the Effective Date, Cypress will provide to Pierre Fabre a forecast of its estimated requirements of API and proposed delivery dates for API for the following [...***...] period, which forecast shall be updated by Cypress each month thereafter. The API requirements for the [...***...] of each rolling [...***...] forecast shall be a binding purchase order, and the API requirements for the [...***...] of each such forecast shall be a non-binding purchase order.

     7.6 Delivery and Acceptance. Pierre Fabre agrees to deliver the API in such quantities and on such delivery dates as are specified in Cypress' binding purchase orders. Pierre Fabre shall ship the API to Cypress or to the address that Cypress designates at Cypress' expense. The shipping and packaging method used will be at the discretion of Pierre Fabre, but should be sufficient to ensure that the quantities of API will meet the API Specifications as defined in the Supply Agreement. Deliveries shall be made Ex-Works Pierre Fabre's facility (ICC Incoterms 2000) and shall be shipped to Cypress' address as set forth in this Agreement, or as otherwise directed by Cypress in writing.

     7.7 Specifications; Testing. Pierre Fabre will perform standard analytical testing that is mutually acceptable to the parties on each lot of API prior to shipment. Pierre Fabre shall provide a Certificate of Analysis to Cypress or its designated agent with each shipment of the API supplied hereunder. Such Certificate of Analysis shall certify with respect to each shipment and lot (identified by batch or lot number): (a) the quantity of the shipment, and (b) that the API delivered was manufactured in accordance with the API Specifications and in conformance with

                                               *Confidential Treatment Requested

                                      14.

current good manufacturing practices (cGMPs), as well as any further information required by the relevant regulatory authorities that Cypress may have previously notified Pierre Fabre is necessary. Cypress shall be under no obligation to accept any shipment of the API without an accompanying Certificate of Analysis.

     7.8  Acceptance and Rejection.

          (a) Within 60 days of receipt of the API at Cypress' facilities or such other destination as may be designated by Cypress, Cypress or its agent shall perform such samplings and tests as are appropriate to determine whether the API meets the API Specifications. If Cypress rejects any shipment of API, Cypress shall within such 60-day period inform Pierre Fabre of its refusal to accept the lot(s), and the reasons therefor; otherwise Cypress shall be deemed to have accepted the lots.

          (b) Promptly following any notice of rejection of API by Cypress, Pierre Fabre and Cypress agree to mutually determine whether the rejected API conformed to the API Specifications. If Cypress and Pierre Fabre cannot agree after a period of 60 days, they shall select a mutually acceptable independent laboratory to perform tests on representative samples from the rejected portion of the shipment. The results of such tests shall be binding upon Cypress and Pierre Fabre.

          (c) If it is determined with or without reference to an independent laboratory that the rejected API was non-conforming, Pierre Fabre shall at Cypress' election, either make a replacement delivery free of any additional charge, or reimburse Cypress the purchase price, including freight and insurance (if the purchase price had actually been paid by Cypress) for the rejected API. Rejected API shall be returned to Pierre Fabre or disposed of at Pierre Fabre's expense in accordance with Pierre Fabre's instructions, in which case Cypress shall deliver to Pierre Fabre an appropriate certificate of destruction.

     7.9 Manufacture of API Pierre Fabre will manufacture API in accordance with the API Specifications, cGMPs and other applicable rules and regulations of the FDA and other governmental or regulatory agencies with jurisdiction over the manufacture, use or sale of the API, as then in effect. Pierre Fabre will be responsible for manufacturing issues related to regulatory compliance. The parties shall promptly notify each other of any new instructions or specifications required by the FDA, and of other applicable United States rules and regulations. The parties shall confer with each other with respect to the best means to comply with such requirements and shall allocate any costs of implementing such changes on an equitable basis.

     7.10 Access to Pierre Fabre Facility. Pierre Fabre will provide Cypress with reasonable access, during business hours upon reasonable prior notice, to Pierre Fabre's facilities where API is manufactured to review Pierre Fabre's manufacturing operations and assess its compliance with cGMPs and quality assurance standards and the opportunity to discuss any manufacturing issues with Pierre Fabre's manufacturing and management personnel.

     7.11 Manufacture of the Licensed Product.

          (a) Pierre Fabre agrees that it will provide Cypress with reasonable assistance in securing a Third Party manufacturer to produce Bulk Licensed Product on behalf of Cypress if

                                      15.

the Bulk Licensed Product uses the IR Formulation or the SR Formulation, it being understood that it shall be Cypress' sole responsibility to enter into a manufacturing agreement with such Third Party manufacturer.

          (b) Cypress shall use due care in the manufacturing, packaging and control of the Licensed Product and shall be responsible for observing quality standards and specifications set forth in the Supply Agreement, as well as cGMP and relevant regulations of the Licensed Territory with respect to manufacturing, packaging, quality control, storage and sale of ethical pharmaceuticals.

          (c) Cypress shall permit Pierre Fabre and/or its authorized representative to inspect Cypress or the Third Party manufacturer premises where the Licensed Product is manufactured, packaged and stored, at reasonable times and upon reasonable notice.

8.   Adverse Events

     8.1 Obligation to Provide Notice of Adverse Event. Pierre Fabre and Cypress shall keep each other informed on all reports of adverse events (hereinafter AE) coming to their knowledge assumed to be related to the Licensed Product, regardless of the origin of such reports. The terms "reports" shall also include publications in journals or other media.

     8.2 Notice of Adverse Event. Reports on such AE which according to the informing party's careful professional evaluation may negatively affect the efficacy versus toxicity of the Licensed Product or may have consequences regarding the Licensed Product information (e.g. labeling, data sheets, package inserts) or may require immediate safety measures (such as special information/warnings to the medical profession, patients, authorities or withdrawal of the Licensed Product) shall be forwarded to the other party hereof without delay after having become known. The same shall apply in case of reports on AE's being both serious and unexpected (i.e. not specified in the Licensed Product information). Information on all other reported AE's shall be provided according to the procedure described in Exhibit D hereto and made a part hereof.

     8.3 Procedure for Providing Notice of Adverse Event. The informing party may, and is invited to give its professional evaluation of such reports, in particular with regard to suspected, causality, either together with such information or at a later date. The aforementioned information shall be addressed:

in the case of PIERRE FABRE, to:

     PIERRE FABRE MEDICAMENT - Pharmacovigilance
     Attn: Mr. J.P. DEMAREZ
     45 Place Abel Gance
     92654 Boulogne Cedex - France -
     Tel :[...***...]
     Fax : (33) 1.49.10.80.90
     E-mail: [...***...]

                                               *Confidential Treatment Requested

                                      16.

in the case of CYPRESS, to:

     CYPRESS BIOSCIENCE, INC.
     4350 Executive Drive, Suite 325
     San Diego, CA 92121
     Attention:  Jay D. Kranzler
     Telephone: (858) 452-2323
     Facsimile: (858) 452-1222

or to such other address as may thereafter be provided by either party.

     8.4 Meeting Regarding Adverse Events. In addition to the mutual exchange of AE information, via mail or telefax, meetings will be held upon mutual agreement of the parties, for purposes of discussing AE issues such as regarding the mutual exchange of AE information as defined in mutually agreed procedures. An agenda of any said meetings shall be forwarded by Pierre Fabre to Cypress one month prior to the date of such meetings. All reports to be provided by and to Cypress hereunder shall be in the English language.

9.   Steering Committee

     9.1 Establishment of Steering Committee. Promptly following the Effective Date, the parties shall establish a committee (the "Steering Committee") which shall perform the functions provided in this Section 9. The Steering Committee shall consist of four persons (or such other number as mutually agreed by the parties), with an equal number of members designated by each of Pierre Fabre and Cypress. Each Steering Committee member shall have experience appropriate for the activities to be conducted by the Steering Committee. The Steering Committee shall meet at such times and such places as shall be determined from time to time by Pierre Fabre and Cypress, but in any event, not less than twice in each calendar year. Members of the Steering Committee may participate in meetings of the Steering Committee in person or by conference telephone call. A quorum for the conduct of business by the Steering Committee shall consist of one member designated by Pierre Fabre and one member designated by Cypress. The members designated by Pierre Fabre shall collectively have one vote, and the members designated by Cypress shall collectively have one vote. All actions and decisions by the Steering Committee shall require unanimous approval at a meeting at which a quorum is present, which shall be set forth in minutes of the proceedings of the Steering Committee, or unanimous written consent setting forth the actions or decisions taken. Expenses incurred by a member of the Steering Committee in connection with the activities of the Steering Committee will be borne by the party that designated such member.

     9.2 Steering Committee Functions. The Steering Committee shall have the authority to conduct the following activities and such other activities as may be agreed to in writing by the parties:

          (a) Monitor the progress and results of research and development conducted by Cypress with respect to the Licensed Product;

          (b) Review and discuss any material modification to the Development Plan for the Licensed Product attached hereto as Exhibit C;

                                      17.

          (c) Review and discuss the marketing plan for the Licensed Product proposed by Cypress and any material modification to such marketing plan;

          (d) Approve any modification to the events or the timeline for achievement of such events described in Section 3.1(a)(i), (ii) and (iii), approve the Selection Criteria as described in Section 4.2 and any modification thereto, and approve the provisions in the marketing plan for the Licensed Product that establish annual Minimum Sales of Licensed Product and minimum sales efforts with respect to Licensed Product or any modification to such provisions in the marketing plan (the "Approval Items"). Once approved by the Steering Committee, any modification or agreement regarding the Approval Items shall be included by the parties into an amendment to this Agreement.

          (e) Coordinate mutual marketing and promotional activities of the parties with respect to the Licensed Products.

          (f) review the publications according to the provisions of Section
13.4

     9.3 Dispute Resolution. If the Steering Committee is unable to decide or resolve an issue with respect to any Approval Item, the issue shall be referred to the Chief Executive Officers of Pierre Fabre and Cypress. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue, and if advisable shall refer the matter to a mutually agreed independent expert. If they cannot resolve the issue within 30 days of commencing such negotiations, the provisions of Section 16.1 shall apply. If the Steering Committee is unable to decide or resolve an issue with respect to any matter other than any Approval Item, the issue shall be referred to the Chief Executive Officers of Pierre Fabre and Cypress. Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve the issue within 30 days of commencing such negotiations, the Chief Executive Officer of Cypress shall have the final tie-breaking vote.

10.  Payment; Records; Audits

     10.1 Payment; Reports. Royalty payments and reports for the sale of Licensed Product shall be calculated and reported for each calendar quarter. All payments due to a party under this Agreement shall be paid within 60 days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Licensed Product sold, the gross sales and Net Sales of Licensed Product, the royalty, in United States dollars or in Euro as applicable, payable, the method used to calculate the payment and the exchange rates used.

     10.2 Exchange Rate; Manner and Place of Payment. All payments hereunder due and payable by Pierre Fabre to Cypress shall be payable in United States dollars. All payments hereunder due and payable by Cypress to Pierre Fabre shall be payable in Euros. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal, Western Edition, on the last business day of the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and

                                      18.

account designated in writing by the party entitled to receive such payment, unless otherwise specified in writing by such party.

     10.3 Withholding of Taxes. The party receiving payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within 60 days following such payment.

     10.4 Records and Audits. During the License Term and for a period of five years thereafter, each party shall keep complete and accurate records pertaining to gross sales and Net Sales of the Licensed Products, including the expenses incurred by the selling party, in sufficient detail to permit the other party to confirm the accuracy of all payments due hereunder. A party shall have the right to cause an independent, certified public accountant reasonably acceptable to the other party to audit such records to confirm Net Sales and payments for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to the audited party. Prompt adjustments shall be made by the parties to reflect the results of such audit. The party causing such audit shall bear the full cost of such audit unless such audit discloses a variance of more than 5% from the amount of the Net Sales or payments due under this Agreement. In such case, the audited party shall bear the full cost of such audit. In the event of underpayment, the audited party shall promptly remit to the other party the amount of any underpayment.

     10.5 Prohibited Payments. Notwithstanding any other provision of this Agreement, if a party is prevented from paying any payments due hereunder by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing funds in the currency in which accrued to the other party account in a bank acceptable to such other party in the country whose currency is involved.

11.  Intellectual Property

     11.1 Patent Prosecution and Maintenance. Pierre Fabre shall be responsible for prosecution and maintenance of all Pierre Fabre Patents at Pierre Fabre's sole expense. Pierre Fabre shall consider in good faith the requests and suggestions of Cypress with respect to strategies for prosecuting the Pierre Fabre Patents in the Licensed Territory. Pierre Fabre shall keep Cypress informed of progress with regard to the prosecution, maintenance, enforcement and defense of the Pierre Fabre Patents by providing Cypress of copies of official actions, amendments and responses with respect to such prosecution. In the event that Pierre Fabre desires to abandon any Pierre Fabre Patent in the Licensed Territory, Pierre Fabre shall provide reasonable prior written notice to Cypress of such intention to abandon and provide Cypress an opportunity to discuss with Pierre Fabre the possibility of assuming responsibility for such Pierre Fabre Patent. If Cypress assumes responsibility for any Pierre Fabre Patent, such Patent shall be assigned to Cypress and shall no longer be included in the Pierre Fabre Patents subject to this Agreement.

     11.2 Cooperation of the Parties. Each party agrees to cooperate fully in the prosecution of the Pierre Fabre Patents under this Agreement.

                                      19.

     11.3 Infringement by Third Parties. Pierre Fabre and Cypress shall promptly notify the other in writing of any alleged or threatened infringement or any challenge to the validity of the Pierre Fabre Patents or any challenge to Pierre Fabre's ownership of or Cypress' and/or its licensees' right to use, the Pierre Fabre Patents of which they become aware. Both parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. Pierre Fabre shall have the sole right to bring and control any action or proceeding with respect to infringement of any of the Pierre Fabre Patents at its own expense and by counsel of its own choice. With respect to infringement of any of the Pierre Fabre Patents in the Licensed Territory, if Pierre Fabre fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Cypress shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Pierre Fabre shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any infringement litigation under this
Section 11.3 relating to the Pierre Fabre Patents without the prior written consent of the other party. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Pierre Fabre and Cypress, shall be retained by the party that brought and controlled such litigation.

     11.4 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Cypress shall have the first right to control any defense of any such claim alleging that the sale of Licensed Products in the Field infringes any Third Party rights in the Licensed Territory, at its own expense and by counsel of its own choice, and Pierre Fabre shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Cypress fails to proceed in a timely fashion with regard to such defense, Pierre Fabre shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Pierre Fabre shall have the first right to control any defense of any such claim alleging that the manufacture of API or Licensed Products infringes any Third Party rights in the Licensed Territory, at its own expense and by counsel of its own choice, and Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Pierre Fabre fails to proceed in a timely fashion with regard to such defense, Cypress shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and Pierre Fabre shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Pierre Fabre shall have the sole right to control any defense of any such claim alleging infringement of any Third Party rights outside the Licensed Territory, at its own expense and by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 11.4 relating to the manufacture or commercialization of Licensed Products in the Licensed Territory without the consent of such other party.

                                      20.

12.  Representations and Warranties and Covenants

     12.1 Mutual Representations and Warranties. Each party represents and warrants to the other that:

          (a) Power. It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

          (b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite action.

          (c) Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (d) Grant of Rights; Maintenance of Agreements. It has not, and will not during the License Term, grant any right to any Third Party which would conflict with the rights granted to the other party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

     12.2 Pierre Fabre Representations and Warranties. Pierre Fabre represents and warrants to Cypress that:

          (a) Ownership of Licensed Technology. Pierre Fabre owns or otherwise has adequate rights to the Licensed Technology and has the right to grant to Cypress the exclusive license granted under Section 2.1 hereof and such license does not conflict with or violate the terms of any agreement between Pierre Fabre and any Third Party.

          (b) Notice of Proceedings. Pierre Fabre has informed Cypress that to its knowledge, there is no administrative or judicial proceedings contesting the inventorship, ownership, validity or enforceability of any element of the Licensed Technology.

          (c) Patent Infringement. As of the Effective Date, (i) to Pierre Fabre's knowledge, the practice of the Licensed Technology to develop or commercialize Licensed Product does not infringe any patents of any Third Party, and (ii) Pierre Fabre has not received any written notice or communication alleging that the practice of the Pierre Fabre Patents infringes or may infringe any patent of any Third Party.

          (d) IND for Milnacipran. There are no liens or encumbrances with respect to the IND for Milnacipran filed with the FDA in the United States. Pierre Fabre has not received any written notice or communication indicating that the IND for Milnacipran filed with the FDA in the United States has been or may be terminated.

                                      21.

     12.3 Pierre Fabre Covenant. During the due-diligence process carried out by Cypress prior to the Effective Date, Pierre Fabre has disclosed to Cypress all Pierre Fabre Know-How requested by Cypress and will continue after the Effective Date to disclose and provide to Cypress all information in the possession of Pierre Fabre or its Affiliates requested by Cypress, including, without limitation, all available Information necessary or appropriate to file the Initial IND in the United States.

13.  Confidentiality; Publication

     13.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the License Term and for [...***...] thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any confidential information (including, without limitation, Information) furnished to it by the other party pursuant to this Agreement (collectively, "Confidential Information"). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

     13.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence:

          (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

          (b) is known by the receiving party at the time of receiving such information, as evidenced by its records;

          (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure;

          (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or

          (e) is the subject of a written permission to disclose provided by the disclosing party.

     13.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

          (a) prosecuting Patents and Trademarks;

          (b) regulatory filings;

                                               *Confidential Treatment Requested

                                      22.

          (c) prosecuting or defending litigation;

          (d) complying with applicable court orders or governmental regulations; and

          (e) disclosure to Affiliates, sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 13.

     Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to this
Section 13.3, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

     13.4 Publications. Each party to this Agreement recognizes that the publication of papers containing results of and other information regarding development of the Licensed Product in the Field, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the parties to maintain the confidentiality of any Confidential Information included in any United States or foreign application until such United States or foreign patent application has been published. Accordingly, the other party shall have the right and obligation to review and approve any paper proposed for publication by the other party, including oral presentations and abstracts. Before any such paper is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the paper to a publisher. The other party shall review any such paper and give its comments to the publishing party within 30 days of the delivery of such paper to the other party. With respect to oral presentation materials and abstracts, the other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the other party. The publishing party shall comply with the other party's request to delete references to the non-publishing party's Confidential Information in any such paper. Notwithstanding anything to the contrary in this Agreement, neither party shall have the right to publish in any form any Confidential Information of the other party without such other party's prior written consent. With respect to publications of papers containing results and other information regarding development of the Licensed Product in the Other Indications, Pierre Fabre agrees to communicate to Cypress for its information a copy of such documents prior to their publications.

     13.5 Publicity. It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing

                                      23.

of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. Each party agrees to review each press release within 48 hours after receiving the press release from the other party. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party's prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

14.  Term and Termination

     14.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the later of (i) the expiration of the last to expire of the Pierre Fabre Patents or (ii) 10 years after the first commercial sale of a Licensed Product, unless earlier terminated pursuant to Section 14.2 or 14.3 (the "License Term").

     14.2 Termination for Cause.

          (a) Termination by Either Party. A party shall have the right to terminate this Agreement upon 90 days' prior written notice to the other upon the occurrence of any of the following:

               (i) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or if a party admits in writing its inability to pay its debts as they become due, or

               (ii) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 90 day period following written notice of termination by the non-breaching party, or

               (iii) in the event that the IND Clearance Date does not occur within a maximum period of eighteen months from the Effective Date.

          (b) Termination by Pierre Fabre. Pierre Fabre shall have the right to terminate this Agreement upon 90 days prior notice to Cypress in the following events:

               (i) Cypress terminates at any time the development activities of, or the subsequent marketing of the Licensed Product or withdraws the Licensed Product from the market in any country in the Licensed Territory for any reason and such termination or withdrawal is irrevocable; provided, that, if such termination or withdrawal is expected to be temporary or is otherwise subject to cure, then Cypress shall be given the ability to resume development or marketing activities and Pierre Fabre will not have a right to terminate this Agreement under this Section 14.2(b)(i) as long as Cypress is using commercially reasonable efforts to cure such withdrawal or termination providing that such period shall not exceed 12 months from the date of termination of the development activities or withdrawal of the Licensed Product;

                                      24.

               (ii) Cypress shall challenge or contest Pierre Fabre Patents rights;

               (iii) Upon a Change in Control (as defined in Section 16.6(b)) in which the Third Party acquiror is developing or marketing an [...***...] in the Field in the Licensed Territory the sale of which [...***...] would have a significant adverse effect on the sale of Licensed Product in the Field in the Licensed Territory within the first five years after the closing of the Change in Control, then Pierre Fabre may terminate this Agreement upon written notice to Cypress or its successor in interest within 30 days after the closing of the Change in Control, with the consequences of such termination as set forth in Sections 14.3(b)(ii), 14.4 and 14.5; or

               (iv) Pierre Fabre exercises the option to terminate the Agreement in case of Cypress' failure to achieve the Minimum Sales all as indicated in Section 5.3(b).

     14.3 Effect of Expiration - Termination; Surviving Obligations.

          (a) Upon expiration of the License Term, all rights under this Agreement shall automatically terminate, except as follows, and subject to the provisions of Section 14.4:

               (i) Cypress shall have the perpetual royalty free right to continue to use Pierre Fabre Know-How in the Licensed Territory licensed under this Agreement, as well as the unrestricted right to use Cypress Information and Cypress Formulations;

               (ii) Pierre Fabre shall have the perpetual right to use for the Rest of the World (i) Cypress Information in consideration of the [...***...] royalty to be paid until the end of the 10 year period following the first commercial sale of the Licensed Product by Pierre Fabre in the Field, (ii) Cypress Formulations according to the license terms agreed between Cypress and Pierre Fabre pursuant to Section 4.2, and (iii) the unrestricted right to use Pierre Fabre Know-How;

               (iii) Cypress' right to continue to use the Trademark shall be governed by the Trademark License Agreement; and

               (iv) Cypress' commitment to purchase all its requirements of API shall be governed by the Supply Agreement.

          (b) Upon early termination of this Agreement ("Early Termination") pursuant to Sections 14.2(a) and 14.2(b), the following shall apply:

               (i)   Early Termination by Cypress pursuant to Sections 14.2(a)
(i) and (ii), then:

                     (1) Cypress' right to continue its license under Pierre Fabre Licensed Technology owned or acquired by Pierre Fabre prior to the effective date of Early Termination shall survive subject to the fulfillment by Cypress of all its financial obligations resulting from this Agreement and the Trademark License Agreement; and

                     (2) Pierre Fabre's right to use the Cypress Information and Formulations outside the Licensed Territory shall terminate.

                                               *Confidential Treatment Requested

                                      25.

              (ii) Early Termination by Pierre Fabre pursuant to Section 14.2(a) (except as provided in Section 14.3(b)(iii) or 14.2(b), then Cypress and its sublicensees shall have no more rights under this Agreement and shall return to Pierre Fabre all Licensed Technology and assign to Pierre Fabre Cypress Information and Cypress Formulations including any rights and obligations granted by a Third Party to Cypress on a Cypress Formulation, except that Cypress may retain one copy for purposes of determining its obligations hereunder. Pierre Fabre shall then have the worldwide right to use Cypress Information in consideration of a royalty to be negotiated in good faith taking into consideration the value of the Information generated by Cypress and the stage of development of the Licensed Product in the Field, provided that such royalty shall not be less than [...***...] and shall not exceed [...***...] as indicated in Section 4.1.

              (iii) Early termination by Pierre Fabre pursuant to Section 14.2(a)(i), then any sublicenses granted under Section 2.1 shall survive the termination of the License Term and become direct licenses from Pierre Fabre under this Agreement.

              (iv) Early Termination by Cypress pursuant to Section 14.2(a)(iii), then Cypress shall have no more rights under this Agreement and shall return to Pierre Fabre all Licensed Technology.

          (c) Expiration or Early Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under Sections 8, 10.4, 13.1, 13.2, 13.3, 14.3, 14.5, 14.6, 14.7, 14.8, 15 and 16.1 shall survive expiration or termination of this Agreement.

          (d) \Within 30 days following the expiration or Early Termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession, except as provided in Section 14.3 herein above.

          (e) All licenses granted under the Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under the Agreement will retain and may fully exercise all of its rights and elections under the US Bankruptcy Code.

     14.4 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

     14.5 Damages; Relief. Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

15.  Indemnification

     15.1 Indemnification.

* Confidential Treatment Requested

                                       26.

          (a) Cypress hereby agrees to save, defend, indemnify and hold harmless Pierre Fabre and its officers, directors, employees, consultants and agents from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys' fees ("Losses"), to which Pierre Fabre may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of (i) the material breach by Cypress of any representation or warranty under
Section 12, or (ii) the development, manufacture, use, handling, storage, sale or other disposition of any Licensed Product by Cypress, its Affiliates or sublicensees, except to the extent such Losses result from the gross negligence or willful misconduct of Pierre Fabre.

          (b) Pierre Fabre hereby agrees to save, defend, indemnify and hold harmless Cypress and its officers, directors, employees, consultants and agents from and against any and all Losses to which Cypress may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly out of (i) the material breach by Pierre Fabre of any representation or warranty under Section 12, (ii) the defective Know-How or API supplied by Pierre Fabre, its Affiliates or sublicensees under this Agreement, except to the extent such Losses result from the gross negligence or willful misconduct of Cypress.

          (c) Except for amounts payable under Sections 4.1, 6, 7 and 13, neither party makes any other warranties express or implied, except as set forth herein and neither party shall be liable to the other party for special, consequential or incidental damages in connection with this Agreement or any license granted hereunder.

     15.2 Control of Defense. In the event a party seeks indemnification under
Section 12.1, it shall inform the other party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

     15.3 Insurance.

          (a) During the License Term, Pierre Fabre, at its own expense, shall maintain product liability insurance in amount consistent with industry standards for claims and actions which might be taken against it in connection with this Agreement. Pierre Fabre shall provide a certificate of insurance evidencing such coverage.

          (b) During the License Term, Cypress, at its own expense, shall maintain product liability insurance (or self-insure) in amount consistent with industry standards for claims and actions which might be taken against it in connection with this Agreement. Cypress shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage.

16.  General Provisions

     16.1 Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York excluding its conflicts of laws principles. Each party irrevocably submits to the jurisdiction and venue of New

                                      27.

York and any such court in any such action or proceeding and irrevocably waives any objection thereto.

     16.2 Entire Agreement; Modification. This Agreement is both a final expression of the parties' agreement and a complete and exclusive statement with respect to all of its terms. The Exhibits referred to in this Agreement are incorporated herein and made a part of this Agreement by this reference. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the License Agreement dated August 1, 2001 between Cypress and Pierre Fabre. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

     16.3 Relationship Between the Parties. The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

     16.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

     16.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided, that, any assignment made by Cypress shall be made in full compliance with the provisions of Section 16.6 "Change of Control." In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

                                      28.

     16.6 Change of Control.

          (a) In the event of a proposed Change in Control (as described below), Cypress shall provide Pierre Fabre with prior notice of at least 10 business days of such proposed Change in Control. If Pierre Fabre reasonably determines that the Third Party acquiror in such Change in Control is not likely to comply with the terms of this Agreement, Pierre Fabre may request reasonable assurances from such Third Party acquiror regarding its intent to comply with the terms of this Agreement by providing written notice of such request within five business days after the date of the notice from Cypress. If Pierre Fabre does not make such request within such period, this Agreement will remain in full force and effect. If Pierre Fabre makes such request within such period, then (a) if such Third Party acquiror provides Pierre Fabre reasonable assurances in writing of its intent to comply with the terms of this Agreement no later than the closing of the Change in Control, then this Agreement will remain in full force and effect, and (b) if such Third Party acquiror does not provide Pierre Fabre reasonable assurances in writing of its intent to comply with the terms of this Agreement by the closing of the Change in Control, then Pierre Fabre may terminate this Agreement upon written notice to Cypress or its successor in interest within 30 days after the closing of the Change in Control, with the consequences of such termination as set forth in Sections 14.3(b)(ii), 14.4 and 14.5.

          (b) As used herein, "Change in Control" means (i) a sale, lease or other disposition of all or substantially all of the assets of Cypress; (ii) a merger or consolidation of Cypress in which the holders of Cypress' outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of Cypress or Cypress' parent or, if Cypress is not the surviving entity, any other entity surviving such transaction or the surviving entity's parent; or (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by Cypress or any entity controlled by Cypress) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Cypress representing at least 50% of the combined voting power entitled to vote in the election of Directors; provided, however, that clause
(ii) of this Section 16.6(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of Cypress or the name of Cypress.

     16.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

     16.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

     16.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be

                                      29.

notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three calendar days after the date of postmark; or (c) if delivered by overnight courier or by facsimile, the next business day the overnight courier regularly makes deliveries or on the day after the facsimile has been sent.

     If to the Pierre Fabre, notices must be addressed to:

                                    Pierre Fabre Medicament
                                    45, place Abel-Gance
                                    92654 Boulogne cedex
                                    France
                                    Attention: Christophe R. Jean
                                    Telephone: [...***...]
                                    Facsimile: (33) 1 49 10 01 44

                     with a copy to:

                                    Pierre Fabre Medicament
                                    La Chartreuse I
                                    81106 Castres, Cedex
                                    France
                                    Attention: General Counsel
                                    Telephone: [...***...]
                                    Facsimile: (05) 63 71 39 90

     If to Cypress, notices must be addressed to:

                                    Cypress Bioscience, Inc.
                                    4350 Executive Drive, Suite 325
                                    San Diego, CA 92121
                                    Attention:  Jay D. Kranzler
                                    Telephone: (858) 452-2323
                                    Facsimile: (858) 452-1222

                     with a copy to:

                                    Cooley Godward LLP
                                    4401 Eastgate Mall
                                    San Diego, CA  92121
                                    Attention: Kay Chandler
                                    Telephone: (858) 550-6000
                                    Facsimile: (858) 550-6420

     16.10 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil

                                               *Confidential Treatment Requested

                                      30.

unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within 10 calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 14.3, 14.4 and 14.5.

     16.11 Legal Fees. If any party to this Agreement resorts to any legal action or arbitration in connection with this Agreement, the prevailing party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that party may incur as a result.

     16.12 Interpretation.

           (a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

           (b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

           (c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

           (d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

           (e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

     16.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

                                      31.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

Pierre Fabre Medicament               Cypress Bioscience, Inc.

By: /s/ Christophe R. Jean                By: /s/ John N. Bonfiglio
    ----------------------------------        ----------------------------------

Name: Christophe R. Jean                  Name: John N. Bonfiglio
      --------------------------------          --------------------------------

Title: President and CEO                  Title: COO and EVP
       -------------------------------           -------------------------------

                  Signature Page to Restated Licence Agreement

                                      32.

                                    EXHIBIT A

                              Pierre Fabre Know-How

[...***...]


                                               *Confidential Treatment Requested

                                      33.

                                    EXHIBIT B

                          Patents held by Pierre Fabre

I(degree)- US Patents

Base Patent (active principle)

     Ref. US 4 478 836
       Applied June 22, 1982
       Granted October 23, 1984
       Terminates on May 22, 2002

Process Patent

     Ref: US 5 034 541
       Applied December 27, 1989
       Granted June 23, 1991
       Terminates on December 27, 2009

S.R. Formulation

     Ref:  09/254 014
       Applied August 26, 1997
       In process
Expected termination date of 2017

II(degree)- Canadian Patents

Milnacipran Patent

     Ref: n(degree)405 651
       Applied: June 22, 1982
       Granted April 1, 1986 n(degree)1 202 639
       Terminates: April 1, 2003

Process Patent

     Ref: n(degree)507 320
       Applied: April 23, 1986
       Granted March 3, 1990 n(degree)1 266 486
       Terminates: March 6, 2007

     Ref: n(degree)2 006 464
       Applied: December 21, 1989
       Terminates: December 21, 2009

SR Formulation Patent

                                      34.

    French patent n(degree)96 10528 applied on August 28, 1996
    PCT extension to Canada : August 26, 1997
    terminates on August 26, 2017

                                      35.

                                    EXHIBIT C

[...***...]

                                               *Confidential Treatment Requested

                                      36.

FLOW CHART

[...***...]

                                               *Confidential Treatment Requested

                                      37.

[...***...]

                                               *Confidential Treatment Requested

                                      38.

                                    EXHIBIT D

--------------------------------------------------------------------------------

                      STANDARD OPERATING PROCEDURE FOR USE
                                     BETWEEN
                       CYPRESS AND PIERRE FABRE MEDICAMENT
                            FOR TRANSMISSION OF DATA

--------------------------------------------------------------------------------

The aim of this standard operating procedure is to allow the best possible conditions for the transmission of data concerning tolerance and safety of the Licensed Product, between CYPRESS and PIERRE FABRE MEDICAMENT.

However, the procedure detailed herein does not take into account the decisions that might arise consequent to any exchange of information which could involve other structures than pharmacovigilance services.

This procedure only concerns the modalities of transmission directly between the pharmacovigilance services of both parties, whether in the context of clinical trials or in the context of drug marketing. It is not the aim of this procedure to describe the modalities for collecting or transmitting information inside the firms which are already defined by domestic operating procedures.

I - DEFINITIONS

1.1. Adverse Event ("AE")

An Adverse Event is any undesirable event temporarily or otherwise occurring to a subject, associated with administration of the Licensed Product regardless if the event is considered causally related to the use of the Product.

In case of clinical trials, no distinction will be made between the Licensed Product and a comparative drug for reporting purposes.

Adverse Events may occur in the use of the Licensed Product in clinical studies, in professional practice, from overdoses (whether accidental or intentional) from abuse or from withdrawal of the Licensed Product or otherwise.

1.2. Serious Adverse Event ("SAE")

A Serious Adverse Event includes, but is not limited to, any Adverse Event that is fatal, life threatening, disabling or requires in-patient hospitalization or prolongation of hospitalization. In addition, congenital anomaly, occurrence of malignancy and the result of an overdose, are considered Serious Adverse Events.

1.3. Unexpected Adverse Event ("UAE")

                                      39.

An Unexpected Adverse Event is an Adverse Event that is not listed in the current investigator's brochure in the IND phase and/or in the current international data sheet in the NDA phase.

In the NDA phase, Unexpected Adverse Events also include:

       . an increase in frequency of an event already listed, . an increase in severity or pathological progression of an event already listed,
       . a more precise description of events already listed.

1.4. Adverse Drug Reaction ("ADR")

An Adverse Drug Reaction is an Adverse Event suspected or confirmed to be caused by the Licensed Product. Injuries by overdosing, abuse, dependence and/or interactions with other medicinal products should also be considered as Adverse Drug Reactions.

A Serious Adverse Drug Reaction is an Adverse Drug Reaction that fulfils the definition of seriousness as provided in Paragraph 1.2. hereof.

1.5. Imputability

Imputability is the evaluation of the degree of direct relation between an Adverse Event and the Licensed Product. When a treatment combines several medicinal products, the analysis of imputability first concerns the treatment as a whole and then each of its components separately.

II - TRANSMISSION IN THE CONTEXT OF CLINICAL TRIALS (WHATEVER THE PHASE: I, II, III, IV)

2.1. Assessment of tolerability

Clinical trials are usually designed to assess the benefit / risk ratio or the tolerance of a drug. All Adverse Events will be recorded on case report forms provided for the study. Assessment of causal relationship will be based on pooled data from several studies.

However, the Serious Adverse Events imply a particular transmission and the investigator will be requested to assess the causal relationship to the Product being tested for each Serious Adverse Event.

2.2. Modalities of transmission of Serious Adverse Events

       2.2.1. From study monitor to pharmacovigilance services

       Each party must have comprehensive internal Standard Operating Procedures, defining the internal circulation of data concerning pharmacovigilance.

       The dictionary used is the most recently revised edition of the WHO terminology dictionary.

       2.2.2. Between the pharmacovigilance services

       As soon as received, the pharmacovigilance service sends the S.A.E. data to the other party via fax transmission using the reporting form defined in Appendix I, page 1 or a similar document. This fax transmission is performed according to the conditions of transmission referred to in Paragraph 2.2.1. above, to guarantee confidentiality.

       Subsequently, the pharmacovigilance service will upon receipt, send additional information, using the reporting form defined in Appendix I, page 2 or a similar document.

       Upon request of either party, the pharmacovigilance service shall also send all available additional data obtained, if any, on the type of Adverse Event described in the above mentioned documents.

       All Serious Adverse Events regarding the Licensed Product, regardless of relationship, will be transmitted between CYPRESS and PIERRE FABRE MEDICAMENT.


III -  TRANSMISSION IN THE CONTEXT OF DRUG MARKETING (EXCEPT PHASE IV TRIALS)

Procedures concerning Adverse Drug Reactions whether spontaneously notified by prescribers to either party, transmitted by official pharmacovigilance services or described in literature.

Adverse Drug Reactions, whatever the imputability might be, are subject to transmission.

3.1. Frequency in transmitting Adverse Drug Reactions

ADRs are transmitted in a semestrial summary report that can coincide with the dates of transmission determined by the respective national Authorities, all in accordance with the regulatory provisions in force in the respective countries concerned.

All information between the parties will be sent in English, using the standard reporting forms.

On the basis of this report, each party, upon request, may receive communication of available additional data, if any, from the pharmacovigilance services which issued the summary report.

Whenever necessary, the summary report can be issued or exchanged on a more frequent basis than annually, or even lead to technical meetings, subject to agreement between the parties.

As far as published Adverse Drug Reactions are concerned, the transmission is performed by sending the publication to the respective party by the other pharmacovigilance service, as soon as it is aware of the A.D.R. publication.

3.2. Transmission of Serious Adverse Drug Reactions

Serious Adverse Drug Reactions, whatever the imputability might be, are subject to the same specific transmission procedure described in Paragraph 2.2.2. for Serious Adverse Events in clinical trials.

However, the primary transmission is made by telefax using the reporting form defined in Appendix II (Suspect Adverse Reaction Report) - or a similar document.

At any time, Serious Adverse Drug Reactions may lead to a technical meeting of the concerned pharmacovigilance services.


IV - REPORTING FORMS USED

The forms to be used by CYPRESS and PIERRE FABRE MEDICAMENT are exhibited hereto:

Appendix I:  Serious Adverse Event in clinical trial (page 1 and 2),

Appendix II: Suspect Adverse Reaction Report (page 1 and 2).